SF                                                                        SAMPLE
467
2

SF 467                                                                    SAMPLE

This contract is a legal contract between You, as the Owner, and Us, Principal Life Insurance Company. Your contract is issued based on the information You provided and the initial Purchase Payment shown on the initial Data Page.

We will pay the benefits of this contract in accordance with its provisions.

10-DAY EXAMINATION OFFER. WE WANT YOU TO BE SATISFIED WITH THIS CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR CONTRACT TO EITHER THE AGENT OR OUR HOME OFFICE WITHIN TEN DAYS OF ITS RECEIPT AND YOUR CONTRACT WILL BE CONSIDERED VOID FROM ITS INCEPTION. WE WILL REFUND YOUR PURCHASE PAYMENT IN STATES WHERE REQUIRED. IN STATES WHERE PERMITTED, WE WILL REFUND THE TOTAL ACCUMULATED VALUE, WHICH MAY BE MORE OR LESS THAN YOUR PURCHASE PAYMENT. PLEASE READ YOUR CONTRACT CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

If You have questions about this contract, please contact Your Principal Life representative or call Our home office at 1-800-247-9988.

THIS IS A FLEXIBLE VARIABLE ANNUITY CONTRACT. Income payable starting on Annuity Payment Date, or death benefit if Owner dies before Annuity Payment Date. Benefits based on the performance of the Separate Account are variable and not guaranteed as to dollar amount. This policy is non-participating.

/s/ David J. Drury
Chairman and Chief Executive Officer

/s/ Joyce N. Hoffman
Vice President and Corporate Secretary


Owner:

Annuitant:

Contract Number:


                                TABLE OF CONTENTS

SUBJECT                                                               PAGE

CONTRACT DEFINITIONS.................................................... 4
BUYING AND KEEPING THIS CONTRACT IN FORCE............................... 5
  PURCHASE PAYMENTS..................................................... 5
  PURCHASE PAYMENT LIMITS............................................... 5
  PURCHASE PAYMENT ALLOCATIONS...........................................5
  PREMIUM TAXES......................................................... 6
CONTRACT VALUES..........................................................6
  ACCUMULATED VALUE......................................................6
  FIXED ACCOUNT VALUE....................................................6
  SEPARATE ACCOUNT VALUE.................................................6
FIXED ACCOUNT............................................................7
  GUARANTEED INTEREST RATES............................................. 7
  INTEREST CREDITING METHOD............................................. 7
  FIXED ACCOUNT FREE TRANSACTION AMOUNT..................................7
SEPARATE ACCOUNT.........................................................7
  SEPARATE ACCOUNT ASSETS................................................7
  SEPARATE ACCOUNT DIVISIONS............................................ 8
  UNITS AND UNIT VALUE.................................................. 8
  NET INVESTMENT FACTOR................................................. 8
TRANSFERS AND FEES...................................................... 9
  TRANSFERS ALLOWED..................................................... 9
  TRANSFERS FROM FIXED ACCOUNT.......................................... 9
  TRANSFERS FROM SEPARATE ACCOUNT DIVISIONS............................ 10
  TRANSACTION FEE.......................................................11
CONTRACT BENEFITS.......................................................11
  SURRENDER.............................................................11
  STANDARD DEATH BENEFIT................................................13
  ANNUITIZATION INCOME..................................................14
TERMINATION............................................................ 14
BENEFIT OPTIONS.........................................................14
  CONDITIONS............................................................15
GENERAL INFORMATION.....................................................15
  THE CONTRACT..........................................................15
  ALTERATIONS...........................................................15
  INCONTESTABILITY......................................................16
  AGE AND SEX...........................................................16
  OWNERSHIP.............................................................16
  CHANGE OF OWNER.......................................................16
  CHANGE OF ANNUITY PAYMENT DATE........................................16
  ASSIGNMENT............................................................16
  STATEMENTS OF VALUE...................................................16


A copy of the application and any riders follow the last page of this contract.

3-5

SF 467                                                                    SAMPLE


                        ABCDEFG


                                    DATA PAGE

================================================================================

                      Principal Freedom(sm) Variable Annuity

================================================================================

                                  CONTRACT DATA

Contract Number:                        Sample
Owner:                                  John Doe
Joint Owner:                            Jane Doe
Annuitant's Name, Age and Sex:          John Doe, 35 - Male
Joint Annuitant's Name, Age and Sex:    Jane Doe, 35 - Female

Contract Date:                          July 1, 2000
======================================= ========================================

The initial Purchase Payment You paid is:                                  $10,000.00

The Minimum Transaction Amount is:                                             $50.00

The Minimum Surrender Value is:                                             $5,000.00

Current Daily Separate Account Administration Charge:     .000000000 (0.00% annually)
(Guaranteed not to exceed .15% annually)

Current Daily Mortality and Expense Risks Charge:         .000023287 (0.85% annually)
(Guaranteed not to exceed 1.25% annually)

The Minimum Contract Value is:                                              $5,000.00

======================================================= ========================

                               FIXED ACCOUNT DATA

The initial  Purchase  Payment interest rate for the first                        5.15%
Contract Year is:

The Transaction Fee is:                                                          $30.00

The Maximum Lifetime Purchase Payment Limit is:                           $2,000,000.00

The Maximum Lifetime Fixed Account Value is:                              $1,000,000.00

The Annual Maximum Free Transaction Percentage is:                                  10%

The Minimum Interest Rate Variance is:                                               1%

The Minimum  Transfer Waiting Period (for transfers to the                     6 Months
Fixed Account) is:

=========================================================== ====================

                                            Initial Purchase Payment
                                                   Allocations

Fixed Account                                           0%

Separate Account Divisions:

American Century VP Income & Growth                    10%

Blue Chip                                              10%

Bond                                                   10%

Capital Value                                          10%

International                                          10%

LargeCap Growth                                        10%

MidCap                                                 10%

MidCap Growth                                          10%

MidCap Value                                           10%

Money Market                                           10%

Stock Index 500                                        00%

SmallCap                                               00%

SmallCap Growth                                        00%

Templeton VP Stock                                     00%

                                        -----------------------------------
                                                      100%




                                   TABLE OF FIXED ACCOUNT SURRENDER CHARGES


   NUMBER OF COMPLETED CONTRACT YEARS SINCE EACH FIXED         SURRENDER CHARGE APPLIED TO FIXED ACCOUNT PURCHASE
            ACCOUNT PURCHASE PAYMENT WAS MADE                       PAYMENTS BEYOND FREE TRANSACTION AMOUNT
                       0 (Year of Purchase Payment)                                    6%
                            1                                                          6%
                            2                                                          6%
                            3                                                          5%
                            4                                                          4%
                            5                                                          3%
                            6                                                          2%
                       7 and Later                                                     0%

Each Fixed Account Purchase Payment begins in Year 0 for purposes of calculating the appropriate percentage to be applied to that payment. Purchase Payments include amounts transferred to the Fixed Account from the Separate Account Divisions.




                                     TABLE OF FIXED ACCOUNT TRANSFER FEES


   NUMBER OF COMPLETED CONTRACT YEARS SINCE EACH FIXED       TRANSFER FEE APPLIED TO FIXED ACCOUNT TRANSFERS BEYOND
            ACCOUNT PURCHASE PAYMENT WAS MADE                               FREE TRANSACTION AMOUNT
               0 (Year of Purchase Payment)                                            6%
                            1                                                          6%
                            2                                                          6%
                            3                                                          5%
                            4                                                          4%
                            5                                                          3%
                            6                                                          2%
                       7 and Later                                                     0%

Each Fixed Account Purchase Payment begins in Year 0 for purposes of calculating the appropriate percentage to be applied to that payment. Purchase Payments include amounts transferred to the Fixed Account from the Separate Account Divisions.

22
SF 467                                                                    SAMPLE

CONTRACT DEFINITIONS

Defined terms and phrases are capitalized throughout the contract. Please read them carefully as they will help You understand the provisions.

ACCUMULATED VALUE -- the value described in the Accumulated Value provision of this contract.

ANNUITANT -- the person, including any Joint Annuitant, on whose life the benefit payments are based. This person may or may not be the Owner.

ANNUITY PAYMENT DATE -- the date We notify You that Your Accumulated Value may be applied under a Benefit Option to make annuitization income payments.

BENEFIT OPTION -- the options described in the Benefit Options section of this contract.

CONTRACT DATE -- the day this contract was issued by Us and shown on the current Data Page.

CONTRACT YEARS AND ANNIVERSARIES -- The length of time Your contract has been in force, derived from the Contract Date. For example, if the Contract Date is June 5, 1998, the first Contract Year ends on June 4, 1999, and the first Contract Anniversary falls on June 5, 1999.

DIVISION --   a part of the Separate Account to which Purchase Payments may be allocated or amounts transferred.

FIXED  ACCOUNT  -- an  account  which is part of our  general  account  to which
Purchase  Payments  may  be  allocated  or  amounts  transferred,   which  earns
guaranteed interest.

FIXED ACCOUNT SURRENDER CHARGE -- the charge described in the Fixed Account Surrender Charge sub-provision of this contract.

FIXED ACCOUNT VALUE -- the amount described in the Fixed Account Value provision of this contract.

JOINT ANNUITANT -- an additional Annuitant. The Joint Annuitants must be husband and wife, and must be named as Owner and Joint Owner.

JOINT OWNER -- means an Owner who has an undivided interest with the right of survivorship in this contract with another Owner. The Joint Owners must be husband and wife, and must be named as Annuitant and Joint Annuitant. In this contract, any reference to the Owner's death means the death of the last surviving Owner.

MUTUAL FUND -- a registered open-end investment company or series thereof in which a Division invests.

NET INVESTMENT FACTOR -- the investment performance measure described in the Net Investment Factor provision of the contract.

NOTICE -- any form of communication providing the information We need, either in writing or another manner that We approve in advance and receive in Our home office.

OWNER -- the person, including any Joint Owner, who owns all rights and privileges of this contract. If the Owner is not a natural person, the Owner must be an entity with its own taxpayer identification number.

PURCHASE PAYMENT -- any amount You pay Us under this contract as consideration for the benefits it provides, reduced by the amount We deduct to pay required premium taxes. For purposes of the Fixed Account, Purchase Payments shall include any amounts transferred into the Fixed Account from the Separate Account Divisions.

SEPARATE ACCOUNT -- Principal Life Insurance Company Separate Account B, a registered unit investment trust with Divisions and segregated assets to which Purchase Payments may be allocated under this contract and others We issue.

SEPARATE ACCOUNT VALUE -- the amount described in the Separate Account Value provision of this contract.

TRANSACTION FEE -- the fee described in the Transaction Fee provision of this contract.

UNIT -- the accounting measure used to calculate the Separate Account Value.

VALUATION DATE -- the date the net asset value of a Mutual Fund is determined.

VALUATION PERIOD -- the period between when the net asset value of a Mutual Fund is determined on one Valuation Date and when such value is determined on the next following Valuation Date.

WE, OUR, US -- Principal Life Insurance Company.

YOU, YOUR -- the Owner of this contract.


 BUYING AND KEEPING THIS CONTRACT IN FORCE

PURCHASE PAYMENTS

The initial Purchase Payment is due on the Contract Date and is shown on the initial Data Page. Subsequent Purchase Payments must be sent to the home office address We provide to You either with Your annual report or in another manner. You may make Purchase Payments at any time and in any amount while the contract is in force and before You choose a Benefit Option, subject to the provisions below.

PURCHASE PAYMENT LIMITS

The total Purchase Payments You make during the lifetime of this contract may not exceed the Maximum Lifetime Purchase Payment Limit as shown on the current Data Page, except with Our prior approval.

Each Purchase Payment must equal or exceed the Minimum Transaction Amount shown on the current Data Page. We reserve the right to change this amount but it will never exceed $1,000.

PURCHASE PAYMENT ALLOCATIONS

You may allocate Purchase Payments as additions to the Fixed Account and/or any of the Separate Account Divisions shown on the current Data Page. However, allocations to the Fixed Account are not allowed if the Fixed Account Value immediately after the allocation exceeds the Maximum Lifetime Fixed Account Value as shown on the current Data Page except with Our prior approval. Also, We reserve the right to allocate the initial Purchase Payment entirely to the Money Market Division for the first 15 days after the Contract Date. If the purchase of this annuity falls within the definition of a replacement under state law, We reserve the right to allocate the initial Purchase Payment (or any Purchase Payment that may qualify as a replacement) to the Money Market Division beyond 15 days as may be necessary.

Allocations to the Fixed Account and/or each of the Separate Account Divisions may be made as a percentage of each Purchase Payment. Percentages may be either zero or any whole number and must total 100%. You may specify these allocations with each Purchase Payment by providing Us Notice. Otherwise, We will allocate each Purchase Payment in the same way You allocated the initial Purchase Payment (as shown in the initial Data Page) unless You change this default allocation. You may change this default allocation by providing Us Notice.

PREMIUM TAXES

We reserve the right to deduct amounts to cover any premium taxes required by state or local law, where applicable. Any such deduction will be made from either a Purchase Payment when received, or the Accumulated Value when surrendered (in whole or part) or applied under a Benefit Option.

CONTRACT VALUES

The values and benefits are equal to or greater than those required by any applicable law.

ACCUMULATED VALUE

Your contract values are calculated based on Your Accumulated Value. Your Accumulated Value at any time is equal to Your Fixed Account Value plus Your Separate Account Value.

FIXED ACCOUNT VALUE

Your Fixed Account Value at any time is equal to:

1.  Purchase Payments You allocate to the Fixed Account; plus

2. Any transfers to the Fixed Account from Your interest in a Separate Account Division; plus

3.  Interest credited; minus

4. Any transfers from the Fixed Account to Your interest in a Separate Account Division; minus

5. Any amounts from the Fixed Account that You received due to partial surrenders; minus

6. Any Surrender Charges deducted from the Fixed Account due to partial surrenders; minus

7. Any Transaction Fees deducted from the Fixed Account.

SEPARATE ACCOUNT VALUE

Your Separate Account Value at any time is equal to the sum of the values of Your interests in all of the Separate Account Divisions. The value of Your interest in each Separate Account Division at any time is equal to the total number of Units multiplied by the Unit value of the Separate Account Division at the time of valuation. The total number of Units is equal to:

1. The number of Units credited due to Purchase Payments You allocate to Your interest in the Separate Account Division; plus

2. The number of Units credited due to any transfers from the Fixed Account or Your interest in another Separate Account Division; minus

3. The number of Units canceled due to any transfers to the Fixed Account or Your interest in another Separate Account Division; minus

4. The number of Units canceled due to any partial surrenders You made from Your interest in the Separate Account Division; minus

5. The number of Units canceled due to any Transaction Fees deducted from Your interest in the Separate Account Division.

FIXED ACCOUNT

GUARANTEED INTEREST RATES

Your Fixed Account Value will earn interest at a guaranteed interest rate. In no event will the guaranteed interest rate be less than 3% compounded annually.

INTEREST CREDITING METHOD

Each Purchase Payment allocated or amount transferred to the Fixed Account earns interest at the guaranteed rate in effect on the date it is received or transferred. This rate applies to each Purchase Payment or amount transferred until the end of the Contract Year. The interest rate applicable during the first Contract Year to any initial Purchase Payment allocated to the Fixed Account is shown on the initial Data Page.

Each Anniversary We will declare a renewal interest rate that is guaranteed and applies to the Fixed Account Value in existence at that time. This rate applies until the end of the Contract Year.

Interest is earned daily and will be compounded annually at the end of each Contract Year.

FIXED ACCOUNT FREE TRANSACTION AMOUNT

You will not incur a Surrender Charge or Transfer Fee, as applicable, in any Contract Year, for amounts surrendered or unscheduled transfers from the Fixed Account which do not exceed the greater of:

A.   The   Fixed    Account's    earnings    (Fixed    Account    Value    minus
unsurrendered/non-transferred Purchase Payments still subject to a Surrender Charge or Transfer fee);

B. The Annual Maximum Free  Transaction  Percentage  (shown on Your current Data
Page) of Your Fixed Account Value as of the later of the Contract Date or the last Anniversary; or

C. Any amounts required to satisfy the minimum distribution amount requirement of the Internal Revenue Code (for Qualified contracts only).

Surrenders, transfers, and any combination of surrenders and transfers will be aggregated into one sum for purposes of calculating the Fixed Account Free
Transaction Amount in a particular Contract Year. The Fixed Account Free Transaction Amount will increase by the Maximum Free Transaction Percentage multiplied by any Purchase Payments made to the Fixed Account during the current Contract Year.

SEPARATE ACCOUNT

SEPARATE ACCOUNT ASSETS

Our Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 (as amended). Assets We put into Our Separate Account to support this contract are not part of Our general account. Income, gains and losses of Our Separate Account, whether or not realized, are credited to or charged against Our
Separate Account assets, without regard to Our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the contracts supported by the Separate Account.

SEPARATE ACCOUNT DIVISIONS

Our Separate Account is comprised of the Divisions shown on the current Data Page. Each Division invests in a series of a Mutual Fund with a different investment objective. Income, gains and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains or losses of other Divisions or Our other income, gains or losses.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a series of a Mutual Fund are no longer available for investment, or in Our judgment investment in a series of a Mutual Fund becomes inappropriate considering the purposes of the Separate Account, We may eliminate the shares of a series of a Mutual Fund and substitute shares of another. Substitution may be made with respect to both existing investments and the investment of future Purchase Payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

UNITS AND UNIT VALUE

Purchase Payments allocated or amounts transferred to a Separate Account Division are credited as Units dividing the amount allocated or transferred by the division's Unit value for the Valuation Period during which the amount is allocated or transferred. Units are canceled when amounts are surrendered or transferred from a Division.

The Unit value for each Division was arbitrarily set at $10 as of the date the Division first purchased Mutual Fund shares. Thereafter, the Unit value on any Valuation date is calculated by multiplying the Unit value on the previous Valuation Date by that Division's Net Investment factor for the current Valuation Period. The number of Units will not change due to a subsequent change in Unit value. The Unit value for any Valuation Period is the Unit value determined as of the end of the Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor measures the performance of each Division and is used to determine changes in Unit value from one Valuation Period to the next. The Net Investment Factor for a Valuation Period is equal to:

1. The quotient obtained by dividing:

         a. The net asset value of a share of the Division's underlying series of a Mutual Fund shown on the current Data Page as of the end of such Valuation Period, plus the per share amount of any dividend or other distribution made by such Mutual Fund during such Valuation Period, by

         b. The net asset value of a share of such series of a Mutual Fund as of the end of the immediately preceding Valuation Period;

                                     minus

2. An administration fee equal to the number of days within such Valuation Period times the Daily Separate Account Administration Charge shown on the current Data Page. We reserve the right to change the Daily Separate Account Administration Charge but it will never exceed the maximum shown on the current Data Page;

                                     minus

3. A mortality and expense risks charge equal to the number of days within such Valuation Period times the Daily Mortality and Expense Risks Charge shown on the current Data Page. We reserve the right to change the Daily Mortality and Expense Risks Charge but it will never exceed the maximum shown on the current Data Page.

We reserve the right to adjust the above formula to provide for any taxes attributable to the operations of this contract or the Separate Account. The Daily Separate Account Administration Charge and Daily Mortality and Expense Risks Charge will be accrued daily and will be deducted from the Separate Account at Our discretion.

TRANSFERS AND FEES

TRANSFERS ALLOWED

You may transfer amounts between the Fixed Account and the Separate Account Divisions prior to the Annuity Payment Date and as provided below. To request a transfer, You must provide Us Notice. Transfers to the Fixed Account are considered Purchase Payments for purposes of calculating any applicable Surrender Charges and/or Transfer Fees. We reserve the right not to accept transfer instructions from someone providing them for multiple contracts for which he or she is not the Owner(s).

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Separate Account Division by making either a scheduled or unscheduled Fixed Account transfer, provided that either unscheduled Fixed Account transfers or scheduled Fixed Account transfers (not both) may occur during the same Contract year.

UNSCHEDULED FIXED ACCOUNT TRANSFERS--You may make an unscheduled transfer from the Fixed Account each Contract Year, as follows:

1. The transfer will occur within one business day of the date We receive Your Notice;

2. You must specify the dollar amount or percentage to be transferred;

3. Amounts in excess of the Fixed Account Free Transaction Amount (as described in the Fixed Account Free Transaction Amount sub-provision) may be subject to a Transfer Fee;

4. However, You may transfer up to 100% of Your Fixed Account Value (without incurring a Transfer Fee) within 30 days after the first and following Anniversaries if:

         1.  Your Fixed Account Value is less than $1,000; or

         2. The difference between the renewal interest rate declared for Your Fixed Account Value for the current Contract Year and the weighted average interest rate earned on Your Fixed Account Value is more than the Minimum Interest Rate Variance shown on Your current Data Page (in that event, We will notify You).

SCHEDULED FIXED ACCOUNT TRANSFERS-(Dollar Cost Averaging)-You may make scheduled transfers on a periodic basis from the Fixed Account, as follows:

1. The transfer will occur on a date You specify in Your Notice (other than the 29th, 30th or 31st of any month);

2. The transfers will continue until Your Fixed Account Value is exhausted or We receive Notice to stop them;

3. If You stop the transfers, You may not start them again without Our prior approval; and

4. To initiate transfers, the amount transferred must equal or exceed the Minimum Transaction Amount shown on the current Data Pages.

FIXED ACCOUNT TRANSFER FEE--A Transfer Fee, as determined below, may be deducted from Your Fixed Account Value if You request a transfer from the Fixed Account which is greater than the amounts provided in the Fixed Account Free Transaction Amount provision, or is not otherwise exempt from Transfer Fees as provided elsewhere in this contract. No Transfer Fees will apply to any amounts in the Separate Account Divisions.

The amount of the Transfer Fee applicable to amounts in Your Fixed Account is calculated as a percentage of the Fixed Account Purchase Payments transferred. The Table of Fixed Account Transfer Fees shown on the current Data Page indicates the appropriate percentage, if any, to be applied to the sum of the Fixed Account Purchase Payments. This percentage is based on the number of completed Contract Years between the Contract Year of the Fixed Account Purchase Payment and the Contract Year of transfer. The Transfer Fee is equal to the total of the sums determined for each Contract Year shown in the Table during which Fixed Account Purchase Payments were made, considering the Fixed Account Free Transaction Amount provision.

For purposes of calculating any Fixed Account Transfer Fee, amounts are considered as transferred in the following order:

1. Fixed Account Purchase Payments made in Contract Years that are no longer subject to a Surrender Charge;

2. Amounts described in the Fixed Account Free Transaction Amount provision, first from the Fixed Account's earnings, then from the oldest Fixed Account Purchase Payments (first-in, first-out); and

3. Fixed Account Purchase Payments made in Contract Years that are still subject to a Surrender Charge, first-in, first-out.

We reserve the right to reduce Surrender Charges for any amounts transferred from this contract that are attributable to a conversion from other products issued by Principal Life Insurance Company and its subsidiaries and as otherwise permitted by the Investment Company Act of 1940 (as amended).

TRANSFERS FROM SEPARATE ACCOUNT DIVISIONS

You may transfer amounts from a Separate Account Division to either the Fixed Account or another Separate Account Division by making either a scheduled or unscheduled Separate Account transfer subject to the following conditions:

Transfers to the Fixed Account are allowed only if:

1. You have not transferred any amount from the Fixed Account for at least the Minimum Transfer Waiting Period shown on the current Data Page; and

2. Your Fixed Account Value immediately after the transfer does not exceed the Maximum Lifetime Fixed Account Value except with Our prior approval.

UNSCHEDULED SEPARATE ACCOUNT DIVISION TRANSFERS--You may make unscheduled transfers from a Separate Account Division as follows:

1. The transfer will occur within one business day of the date We receive Your Notice; and

2. You must specify the dollar amount or percentage to transfer from each Separate Account Division, and the resulting total amount must equal or exceed the lesser of the value of Your interest in the Separate Account Divisions or the Minimum Transaction Amount shown on the current Data Page.

SCHEDULED SEPARATE ACCOUNT DIVISION TRANSFERS-(Dollar Cost Averaging/Automatic Portfolio Rebalancing)-You may make scheduled transfers from a Separate Account Division, as follows:

1. The transfers will occur on a date You specify in Your Notice (other than the 29th, 30th or 31st of any month);

2. You must specify how often the transfers will occur (annually, semi-annually,
quarterly  for  automatic  portfolio   rebalancing;   annually,   semi-annually,
quarterly or monthly for dollar cost averaging);

3. You must specify the dollar amount or percentage to transfer from each Separate Account Division, and the resulting total amount must equal or exceed the lesser of the value of Your interest in the Separate Account Divisions or the Minimum Transaction Amount shown on the current Data Page.

4. The transfers will continue until Your interest in the Division is exhausted or We receive Notice to stop them; and

5. We reserve the right to limit the number of Separate Account Divisions from which transfers will be made at the same time. In no event will it ever be less than two.

TRANSACTION FEE

         The Transaction Fee is shown on the current Data Page. It will be deducted for each unscheduled Separate Account Division transfer after the twelfth such transfer in each Contract Year and for each unscheduled partial surrender after the twelfth such surrender in each Contract Year.

The Transaction Fee will be deducted on a pro-rata basis from Your Fixed Account Value and/or the value of Your interest in a Separate Account Division from which the amount is surrendered or transferred.

CONTRACT BENEFITS

         You may surrender this contract, receive annuitization income payments or a death benefit will be paid as provided below.

We will pay any Separate Account Division surrender within seven days after We receive Notice. We will pay any death benefit within seven days after We receive Notice (including proof) of the Owner's death and all documentation We require to process the claim. However, We reserve the right to delay payment of the Fixed Account Value for up to six months after You provide Us Notice of a surrender. Also, We reserve the right to require that You send Us this contract so We can record any changes.

SURRENDER

You may surrender this contract on or before the Annuity Payment Date. You may make a full or partial surrender of this contract and receive all or a portion of its Accumulated Value minus any applicable Fixed Account Surrender Charges, or Transaction Fees.

To request a surrender, You must provide Us Notice. For a partial surrender, You must specify the dollar amount to surrender. The amount will be deducted from Your Fixed Account Value and/or Your interest in any Separate Account Division according to surrender allocation percentages You provide Us. Percentages may be either zero or any whole number and must total 100%.

You may specify surrender allocation percentages with each surrender request by providing Us Notice. Otherwise, We will use the Purchase Payment allocation percentages You provide. You may change Purchase Payment allocation percentages at any time by providing Us Notice.

UNSCHEDULED PARTIAL SURRENDERS--You may make unscheduled partial surrenders, as follows:

1. Each unscheduled partial surrender must equal or exceed the Minimum Transaction Amount shown on the current Data Page; and

2. The Accumulated Value after an unscheduled partial surrender must equal or exceed the Minimum Surrender Value shown on the current Data Page. We reserve the right to change this amount but it will never exceed $10,000.

SCHEDULED PARTIAL SURRENDERS--You may make scheduled partial surrenders, as follows:

1. The surrender will occur on a date You specify in Your Notice (other than the 29th, 30th, or 31st of any month);

2. You must specify how often scheduled partial surrenders will occur (annually, semi-annually, quarterly or monthly);

3. Your Accumulated Value must equal or exceed the Minimum Surrender Value shown on the current Data Page; and

4. The surrenders will continue until the Accumulated Value is exhausted or We receive Notice to stop them.

FIXED ACCOUNT SURRENDER CHARGE--A Surrender Charge, as determined below, may be deducted from Your Fixed Account Value if You request a full or partial surrender on or prior to the Annuity Payment Date. No Surrender Charges will apply to any amounts in the Separate Account Divisions.

The amount of the Surrender Charge applicable to amounts in Your Fixed Account is calculated as a percentage of the Fixed Account Purchase Payments surrendered. The Table of Fixed Account Surrender Charges shown on the current Data Page indicates the appropriate percentage, if any, to be applied to the sum of the Fixed Account Purchase Payments. This percentage is based on the number of completed Contract Years between the Contract Year of the Fixed Account Purchase Payment and the Contract Year of surrender. The Surrender Charge is equal to the total of the sums determined for each Contract Year shown in the Table during which Fixed Account Purchase Payments were made, considering the Fixed Account Free Transaction Amount sub-provision.

For purposes of calculating any Fixed Account Surrender Charge, amounts are considered as surrendered in the following order:

1. Fixed Account Purchase Payments made in Contract Years that are no longer subject to a Surrender Charge;

2. Amounts described in the Fixed Account Free Transaction Amount sub-provision, first from the Fixed Account's earnings, then from the oldest Fixed Account Purchase Payments (first-in, first-out); and

3. Fixed Account Purchase Payments made in Contract Years that are still subject to a Surrender Charge, first-in, first-out.

We reserve the right to reduce Surrender Charges for any amounts surrendered from this contract that are attributable to a conversion from other products issued by Principal Life Insurance Company and its subsidiaries and as otherwise permitted by the Investment Company Act of 1940 (as amended).

STANDARD DEATH BENEFIT

         If You die prior to the Annuity Payment Date, We will pay a death benefit. No death benefit is payable under this provision after the Annuity Payment Date. No Surrender Charge applies when We pay a death benefit.

         The amount of the standard death benefit equals the greater of:

1. Your Accumulated Value on the date We receive Notice (including proof) of death and all documentation We require to process the claim; or

2. The total Purchase Payments minus any partial surrenders, fees and charges as of the date We receive Notice (including proof) of death and all documentation We require to process the claim.

If benefit instructions are in effect, the death benefit will be paid according to these instructions.

If the Annuitant dies before You and is not a Joint Owner, You may name a new Annuitant. If the new Annuitant is not named within 60 days after the date We receive Notice (including proof) of death of the Annuitant, You will become the Annuitant. If the Owner is not a natural person, the death of the Annuitant will be treated as the death of the Owner.

If You die before the Annuitant and Your beneficiary is Your spouse, We will continue the contract with Your surviving spouse as the new Owner or Your surviving spouse may choose to:

         1.  Apply the death benefit under a Benefit Option; or

         2. Receive the death benefit as a single payment.

Any choice in 1 or 2 above must be made within 60 days after Your death.

If Your beneficiary is a natural person, but not Your surviving spouse, the death benefit may be paid as:

1. Fixed income for a period of years that does not exceed the life expectancy of the beneficiary;

2. Life income with no minimum guaranteed period or a minimum guaranteed period that does not exceed the life expectancy of the beneficiary; or

3. An individual arrangement approved by Us.

If Your beneficiary is not a natural person, the death benefit must be paid out within five years of Your death.

We will pay interest on the death benefit from the date We receive Notice (including proof) of death and all required documentation to process the claim until date of payment or until the death benefit is applied under a Benefit Option.

We will pay interest at a rate equal to or greater than 3%.

Life expectancy is based on the appropriate life expectancy tables published by the United State Treasury Department, as amended.

BENEFIT INSTRUCTIONS-- Before the Annuity Payment Date, You may file benefit instructions for the payment of the death benefit under a Benefit Option. Such benefit instructions, or a change of benefit instructions, must be in a written Notice. A change of beneficiary will revoke any prior benefit instructions.

BENEFICIARY--The beneficiary is the person or persons You name in the application to receive benefits payable upon Your death, or if the Owner is not a natural person, upon the Annuitant's death. You may change Your beneficiary designation at any time, unless You have named an irrevocable beneficiary. Any change in beneficiary must be made in writing in a manner acceptable to Us.

If any beneficiary dies before You, upon Your death We will make an equal distribution of that beneficiary's portion of the death benefit to Your surviving beneficiaries unless We have approved other written instructions from You. If none of Your beneficiaries survives You, We will pay the death benefit to Your estate in one sum.

ANNUITIZATION INCOME

On the Annuity Payment Date, We will notify You that Your Accumulated Value may be applied under a Benefit Option and, if elected, will make annuitization income payments to You if the Annuitant is living and the contract is in force on that date. No Surrender Charge will be deducted from Your Fixed Account Value when Your Accumulated Value is applied under a Benefit Option.

If You do not choose a different Benefit Option, We will apply Your Accumulated Value under a life income with a ten year guarantee, or under the joint and 100% survivor life income with a ten year guarantee with Joint Annuitants, to determine the annuitization income benefit.

TERMINATION

This contract will continue until one of the following events occurs:

1.  Your Accumulated Value is applied under a Benefit Option;

2. You surrender Your contract in full; or

3. Your death occurs (unless Your spouse elects to continue the contract pursuant to the Death Benefit provision), or, if the Owner is not a natural person, the Annuitant's death occurs.

We reserve the right to terminate this contract by paying You the Accumulated Value, in one sum, if Your Accumulated Value is less than the Minimum Contract Value shown on Your current Data Page.

We will notify You and give You 60 days to increase the Accumulated Value to the Minimum Contract Value shown on Your current Data Page before We exercise this right.

BENEFIT OPTIONS

On the Annuity Payment Date, You may choose to use one of the following Benefit Options, or any other Benefit Option We make available. The tables shown illustrate guaranteed minimum benefits. The benefits You receive may be greater.

Option A. SPECIAL BENEFIT ARRANGEMENT--You may arrange an individually designed Benefit Option with Our approval. Any arrangement that will not qualify this contract as an annuity under the United States Internal Revenue Code , as amended, will not be permitted.

Option C. FIXED INCOME-- We will pay an income of a fixed amount or an income for a fixed period of at least 5 years but not exceeding 30 years. If You die after annuity payments begin, the remaining payments will be paid to the beneficiary named under Your Benefit Option.

Option D. LIFE INCOME--We will pay an income during a person's lifetime. A minimum guaranteed period may be used. If You die after annuity payments begin and before the end of the minimum guaranteed period (if applicable), the remaining payments will be paid to the beneficiary named under Your Benefit Option.

Option E. JOINT AND SURVIVOR LIFE INCOME--We will pay an income during the lifetime of two persons, and continuing until the death of the survivor. This option includes a minimum guaranteed period of 10 years. If both persons die before the end of the minimum guaranteed period, the remaining payments will be paid to the beneficiary named under Your Benefit Option.

Option F. JOINT AND TWO-THIRDS SURVIVOR LIFE INCOME--We will pay an income during the lifetime of two persons, and two-thirds of the original amount during the remaining lifetime of the survivor. If one of the persons dies after annuity payments begin, We will continue to pay two-thirds of the original amount to the survivor until that person's death.

CONDITIONS

When a Benefit Option is chosen, the following conditions will apply:

1. This contract must be exchanged for a supplementary contract providing the Benefit Option You choose;

2. No changes may be made as to the Benefit Option once the supplementary contract is issued;

3. Until proceeds are applied under a Benefit Option, any death benefit will be held In a new account at an interest rate determined by Us which will not be less than 3% a year;

4. We reserve the right to pay the Accumulated Value in a single sum if it does not exceed the Minimum Contract Value shown on the current Data Page, or if the amount to be applied for under a Benefit Option would result in periodic payments that do not exceed other minimum requirements that are in effect at that time for Annuitants in the same class;

5. Benefit Options are restricted if the recipient of benefits is not a natural person;

6. One of the natural persons on whose life payment under Options D, E, and F are based must be the Annuitant or a beneficiary. The size of payments depends on the age and sex of the person or persons on whose life payments are based, determined as of the date this contract is exchanged for a supplementary contract. We reserve the right to require evidence of age, sex, and continuing survival; and

7. At the time payments begin, any benefits will be at least that which would be provided by any single premium immediate annuity contract then being offered by Us for the same class of Annuitants.


GENERAL INFORMATION

THE CONTRACT

This contract, any attached application, or amendments to it, any attached riders or endorsements, and the current Data Pages make up the entire contract. Any statements made in an application will be considered representations and not warranties.

ALTERATIONS

This contract may be altered by mutual agreement unless otherwise provided. Only Our corporate officers may agree to modify or waive anything in or approve amendments to Your contract. Any alterations must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change this contract or waive any provisions.

INCONTESTABILITY

This contract will be incontestable after it has been in force for two years from the Contract Date. The time limit in this Incontestability provision does not apply to fraud.

AGE AND SEX

If the Annuitant's age or sex is not correctly shown on the current Data Page, We will adjust the monthly income payable under Your contract. The age shown should be the Annuitant's age on the Contract Date. Any adjustment will be based on the amount of monthly income that would have been purchased at the correct age and sex.

OWNERSHIP

The Owners and Joint Owners are named on the current Data Page. Ownership may be changed as provided below. As Owner or Joint Owners, You may exercise every right and privilege provided by this contract. These rights include the right to receive income payments or to name a payee to receive these payments. The exercise of Your rights is subject to the rights of any irrevocable beneficiary. If Joint Owners are named, both must consent to any exercise of these rights.

CHANGE OF OWNER

You may change Your ownership designation at any time. Your request must be in writing in a manner acceptable to Us. No change is effective without Our prior approval. Once approved, the change is effective as of the date You signed the request. We reserve the right to require that You send Us this contract so We can record the change.

CHANGE OF ANNUITY PAYMENT  DATE

You may change the Annuity Payment Date any time before a supplementary contract which provides a Benefit Option is issued. Your request must be in writing and have Our approval.

ASSIGNMENT

You may assign Your contract as collateral for a loan. The assignment must be in writing and filed in Our home office. We assume no responsibility for any assignment's validity. An assignment as collateral does not change the Owner, but the rights of any beneficiaries, whenever named, become subordinate to those of the assignee. Any amount paid an assignee will be treated as a partial or full surrender, as applicable, and will be paid in one sum.

STATEMENTS OF VALUE

We will mail You statements of Your current Accumulated Value at least once each year until Your contract is applied under a Benefit Option or surrendered in full. These will include current statements of the number of Units credited to a Separate Account Division and the dollar value of a Unit. We will mail the statements to Your last post office address known to Us.


                                  ENDORSEMENTS

SF 467                                                                    SAMPLE


FLEXIBLE VARIABLE ANNUITY CONTRACT. Income payable starting on Annuity Payment Date, or death benefit if Owner dies before Annuity Payment Date. Benefits based on the performance of the Separate Account are variable and not guaranteed as to dollar amount. NON-PARTICIPATING.


SF 469                                               2                    SAMPLE
                        WAIVER OF SURRENDER CHARGE RIDER

This rider is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this rider unless changed by this rider. The effective date is the same as the Contract Date unless another date is shown on page 3 of Your contract.

DEFINITIONS

CRITICAL NEED means being either confined to a Health Care Facility, diagnosed with a Terminal Illness, or Totally and Permanently Disabled.

HEALTH CARE FACILITY means a licensed hospital or inpatient nursing facility providing daily medical treatment and keeping daily medical records for each patient (not primarily providing just residency or retirement care). This does not include a facility that primarily provides drug or alcohol treatment, or a facility owned or operated by the Owner or Annuitant or a member of their immediate families.

TERMINAL ILLNESS means a sickness or injury that results in the Owner's or Annuitant's life expectancy being 12 months or less from the date You provide Us notice to receive benefits under this rider.

TOTALLY AND PERMANENTLY DISABLED means the Owner or Annuitant qualifies to receive Social Security disability benefits.

BENEFITS AND CONDITIONS

We will waive the Surrender Charge and any administrative or transaction fee that would apply to a full surrender or any partial surrender that would otherwise incur a Surrender Charge, subject to the following conditions:

1. After the effective date of this rider, the original Owner (if a natural person) must have a Critical Need; and on the effective date of this rider, the original Owner must not have had a Critical Need; or

     After the effective date of this rider, the original Annuitant must have a Critical Need; and on the effective date of this rider, the original Annuitant must not have had a Critical Need.

2. To exercise this rider based on Health Care Facility confinement, the confinement must continue for at least 60 consecutive days after the effective date of this rider.

3. There is a one year waiting period before You can exercise this rider. You must provide Us notice, and proof which is acceptable to Us that the conditions of this rider have been met, after one year following the effective date of this rider. In addition, for Health Care Facility confinement, this must be provided within 90 days after the confinement ends.

4. You cannot pay any additional premiums or purchase payments that Your contract would otherwise allow after You exercise this rider.

IJKLMNOP
ABCDEF

TERMINATION

This rider ends on the first of the following events:

1. You terminate the contract to which this rider is attached; or

2. You cancel this rider. We reserve the right to require that You send Us Your contract so We can record the cancellation.


SF 470                                               3                    SAMPLE
                                    IRA RIDER

This rider is a part of Your contract. The contract to which it is attached is modified, as specified below, in order to qualify as an Individual Retirement Annuity (IRA) under the terms of the Internal Revenue Code as amended (the
Code). The rider's effective date is the same as the Contract Date unless another date is shown on page 3 of Your contract.

We reserve the right to amend this rider to comply with future changes in the Code. We will send You a copy of any such amendment.

The following statements shall apply:

1. At all times, the Annuitant (You) must be one individual and the only Owner of the contract. Ownership of the contract is nontransferable. The Annuitant's rights under the contract are nonforfeitable and for the exclusive benefit of the Annuitant and his or her beneficiaries.

2. Benefits under the contract may not be sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose; except that the contract may be transferred to the Annuitant's former spouse under a divorce decree or written instrument incident to such divorce. In the event of such a transfer, the transferee will for all purposes be treated as the Annuitant under the contract.

3. Except in the case of a rollover contribution (as permitted by Code sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3), or a contribution made in  accordance  with the terms of a  Simplified  Employee  Pension
         (SEP), as described in Code section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed $2,000 for any taxable year (or such other amount specified in Code section 408).

4. Any dividend or other refund of premiums or purchase payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

5. The Accumulated Value of the contract must be distributed, or begin to be distributed, no later than April 1st following the calendar year in which You attain age 70 1/2 (required beginning date) over (a) your life, or the lives of You and Your designated beneficiary, or (b) a period not extending beyond Your life expectancy, or the joint and last survivor life expectancy of You and Your designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations. All distributions will be made in accordance with the requirements of Code section 401(a)(9) including the incidental death benefit requirements of Code section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

 HIJKLMNOPABCDEF

          Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless You notify Us in writing by the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable by You and will apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 70 1/2, and the payments for subsequent years will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

         You may choose to receive payments through scheduled partial surrenders, or a Benefit Option described in Your contract. Any amount distributed as a result of the minimum distribution requirements of the Income Tax Regulations will not be subject to a Surrender Charge.

6. If You die on or after the distribution of your Accumulated Value has begun, but before the entire Accumulated Value has been distributed, the remaining balance will continue to be distributed at least as rapidly as under the method of distribution in effect at time of Your death.

7. If You die before the distribution of your Accumulated Value has begun, Your entire Accumulated Value will be distributed by December 31 of the calendar year in which the fifth anniversary of Your death occurs, except to the extent that an election is made to receive distributions in accordance with a. or b. below:

         a. If You have named a designated beneficiary, the Accumulated Value may be distributed to Your designated beneficiary provided that 1) payments begin on or before December 31 of the calendar year immediately following the calendar year in which You died and 2) payments are made over the life or a period certain not greater than the life expectancy of the designated beneficiary.

         b. If Your designated beneficiary is your surviving spouse, the date distributions are required to begin in accordance with a. above shall not be earlier than the later of 1) December 31 of the calendar year immediately following the calendar year in which You died, or 2) December 31 of the calendar year in which You would have attained age 70 1/2.

         c. If Your designated beneficiary is Your surviving spouse, Your spouse may treat the contract as his or her own IRA. This election will be deemed to have been made if Your spouse makes a regular contribution to the contract, makes a rollover to or from the contract, or fails to elect any of the above.

         Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after Your death, unless Your surviving spouse elects otherwise (notifying Us in writing) by the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable by Your surviving spouse and will apply to all subsequent years. In the case of any other designated beneficiary, life expectancies will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

8. Distributions under statements 6 and 7 are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or, if prior to the required beginning date, distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under section 1.401(a)(9) of the Income Tax Regulations.

9. On the Annuity Payment Date we will will notify You that Your Accumulated Value may be applied under a Benefit Option and, if elected, will apply your Accumulated Value under a Benefit Option and make annuitization income payments to You if the Annuitant is living and the contract is in force on that date.

         If You do not choose a different Benefit Option, We will apply Your Accumulated Value under Benefit Option D (Life Income with a 10 year guarantee) to determine the annuitization income benefit. No Surrender Charge will be deducted from your Accumulated Value when it is applied under a Benefit Option.

10. We will mail You a statement of Your current Accumulated Value once each year until Your contract is applied under a Benefit Option or surrendered in full. We will mail the statement to Your last post office address known to Us.


SF 471                                                                    SAMPLE
                            CHANGE OF ANNUITANT RIDER

This rider is part of Your contract. It is issued in consideration of the application. No premiums are charged for this rider. Its issue date is the same as the Contract Date unless another date is shown on page 3 of Your contract.

EXCHANGE PRIVILEGE

This contract may be exchanged to a new one with another person as the new Annuitant, if You are the original Owner. If the original Owner is a natural person, the person named as the new Annuitant must also be made the new Owner. The exchange privilege can be used only once if the original Owner is a natural person.

LIMITATIONS AND CONDITIONS

These limitations and conditions apply:

1. The new contract must be the same plan as this contract.

2. The date of exchange is the date We approve the application for exchange.

3. The date of issue of the new contract is the later of:

    a.  This contract's issue date; or

    b. This contract's Anniversary following the new Annuitant's date of birth.

4. The Accumulated Value under this contract will become the Accumulated Value under the new contract.

5. The new contract is subject to any assignments of this contract.

TERMINATION

This rider ends on the first of:

1. The Contract Anniversary following the Annuitant's 70th birthday;

2. This contract's Annuity Payment Date; or

3. Termination of this contract.

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